Exhibit G

Before the

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Release No.                , 2003

In the Matter of:

TRANSLink Management Development Corporation
TRANSLink Development Company, LLC
TRANSLink Management
TRANSLink Transmission Company, LLC
512 Nicollet Mall
Minneapolis, MN 55401

          TRANSLink Management Development Corporation has filed an Application/Declaration seeking authority for certain financing and other transactions through December 31, 2005 under the Public Utility Holding Company Act of 1935.

          The filing and any amendments thereto are available for public inspection through the Commission’s Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by          , 2003 to the Secretary, Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549.